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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*
                               ------------------


                          UroQuest Medical Corporation
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  917285 10 8
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 5 Pages

CUSIP NO. 917285 10 8                   13G           PAGE   2   OF   5   PAGES
         ---------------------                             -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Richard C. Davis
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          DE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,078,715
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,078,715
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,078,715
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          9.02%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 917285 10 8                                          Page 3 of 5 Pages


Item 1.
   (a)    Name of Issuer: UroQuest Medical Corporation (the "Issuer")

   (b)    Address of Issuer's Principal
          Executive Offices:              173 Constitution Drive,
                                          Menlo Park, CA 94025

Item 2.
   (a)    Name of Person Filing: Richard C. Davis

   (b) Address of Principal Business Office or, if none. Residence: The business address of Richard C. Davis is 7650 Courtney Campbell Causeway, Suite 1120, Tampa, FL 33607.

   (c)    Citizenship: United States

   (d) Title of Class of Securities: Common Stock, par value, $0.001 of the Issuer.

   (e)    CUSIP Number: 91728510 8

Item 3. IF THIS STATEMENT IS FILED PUSUANT TO RULE 13-d-1(b), CHECK WHETHER THE PERSON IS A:

   (a)[ ] Broker or Dealer registered under Section 15 of the Act

   (b)[ ] Bank as defined in section 3(a)(6) of the Act

   (c)[ ] Insurance Company as defined in section 3(a)(19) of the Act

   (d)[ ] Investment Company registered under section 8 of the Investment Company Act

   (e)[ ] Investment Advisor registered under section 203 of the Investment Advisor Act of 1940

   (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see section 240.13d-1(b)(1)(ii)(F)

   (g)[ ] Parent Holding Company, in accordance with section 240.13d-1(b)
          (ii)(G)(Note: See Item 7)

   (h)[ ] Group, in accordance with section 240.13d-(b)(1)(ii)(H)

Item 4.   OWNERSHIP

   (a)    Amount Beneficially Owned: 1,078,715 shares of the Issuer's
          Common Stock

CUSIP No. 917285 10 8                                          Page 4 of 5 Pages

     (b)  Percent of Class: 9.02%

     (c)  Number of shares as to which such person has:

              (i)  sole power to vote or to direct the vote: 1,078,715

             (ii)  shared power to vote or to direct the vote:

            (iii)  sole power to dispose or direct the disposition of: 1,078,715

             (iv)  shared power to dispose or direct the disposition of:

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

CUSIP No. 917285 10 8                                          Page 5 of 5 Pages

Item 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                        2/10/98
                                        ----------------------------------------
                                                          Date

                                                /s/ RICHARD C. DAVIS JR.
                                        ----------------------------------------
                                                       Signature

                                             Richard C. Davis Jr., Chairman
                                        ----------------------------------------
                                                       Name/Title